Exhibit 99.1

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Company Overview Company Name: Oak Valley Bancorp, est. 2008 Headquartered in Oakdale, CA Subsidiaries: - Oak Valley Community Bank, est. 1991 - Eastern Sierra Community Bank, Division of OVCB, est. 2000 Ownership: Public; Listed on NASDAQ under the ticker “OVLY” Assets: $596 million Employees: 135 Number of Locations: 14

Branch Footprint Oakdale Sonora Modesto – 12th & I Bridgeport Mammoth Lakes Bishop Modesto-Dale Turlock Stockton Patterson Ripon Escalon Modesto – McHenry Manteca 1. 2. 3. 4. 5. 6. 7. 8. 9. 10. 11. 12. 13. 14.

Central Valley Economy Strength Highly Diversified Agricultural Based Economy Dairy, Grapes, Almonds, Walnuts, Tomatoes, Peaches, Apples, Cherries, Cattle, Chickens, Turkeys and others Indirect Agriculture Packing, Shipping, Processing, Irrigation, Pesticides and a myriad of specialties Multiplier Effect: Every $1 of agricultural income generates $3 - $4 of indirect revenue Weakness High Foreclosure Volume High Unemployment Low Median Income

Stockton 12th & I, Escalon Sonora Oakdale Modesto Bridgeport Mammoth Lakes Bishop, Dale Rd Turlock, Patterson, Ripon, LPO Modesto-McHenry, Manteca Assets (in millions)

Net Earnings before Preferred Dividends (in thousands) Stockton 12th & I, Escalon Sonora Oakdale Modesto Bridgeport Mammoth Lakes Bishop, Dale Rd Turlock, Patterson, Ripon, LPO Modesto-McHenry, Manteca

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Recognition for Achievements KBW - 2011 Bank Honor Roll 45 banks and thrifts that have performed strongly over the past 10 years SNL - 2011 Top 100 Ranking of community banks with assets between $500M and $5B

Peer Comparison 2007 2008 2009 2010 2011 2012Q2 NPA to Assets* OVCB 2.00% 1.47% 3.16% 2.22% 1.32% 1.30% Peer 0.71% 2.20% 3.61% 3.66% 3.03% 2.62% Net Interest Margin OVCB 4.55% 4.73% 4.98% 5.16% 4.81% 4.70% Peer 4.81% 4.27% 4.02% 4.18% 4.20% 4.14% Return on Average Assets OVCB 0.88% 0.47% 0.40% 0.88% 1.02% 0.95% Peer 0.49% -0.15% -0.60% 0.00% 0.36% 0.76% (Peer: CA Commercial Bank $300M-$1B(average)) (*NPA includes performing restructured)

Six Months Ended June 30, ($000’s, except per share) 2012 2011 Net interest income $12,476 $12,506 Net income 2,813 2,615 Preferred dividends/accretion (283) (421) Net income available to common 2,530 2,194 Earnings per share – diluted 0.33 0.28 Return on average common equity 8.65% 8.42% Return on average assets 0.95% 0.94% Efficiency Ratio 64.50% 63.43% Total Assets $596,417 $572,262 Gross Loans 390,515 390,521 Deposits 526,407 496,212 Common Equity 60,185 54,134 Total Capital 66,935 67,634

Loan Concentration

Deposit Breakdown 40% of Personal tied to Business

Strategic Direction Relationship Banking High Level of Customer Contact Low-Cost Core Deposits Strong Risk Management Strategic Opportunity

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